Exhibit 99.1

News Release

ACI Worldwide, Inc. Reports Financial Results for the

Quarter and Full Year Ended December 31, 2017

HIGHLIGHTS

•	Revenue up 3% for the full year 2017*

•	Cash flow from operations up 46% in 2017

•	Repurchased 3 million shares for $68 million, as of February 22, 2018

•	Increased repurchase authorization to $200 million

•	Providing 2018 guidance and 2019-2020 outlook

•	New tax law lowers forward effective tax rate

•	No cash tax impact of new repatriation tax

*	Adjusted for FX and the Community Financial Services (CFS) divestiture

NAPLES, FLA — February 22, 2018 — ACI Worldwide (NASDAQ: ACIW), a leading global provider of real-time electronic payment and banking solutions, today announced financial results for the quarter and full year ended December 31, 2017.

“Q4 capped a solid year for ACI. In 2017, we achieved our revenue and profitability goals. We are especially happy with our EBITDA, which grew 9%, and our net EBITDA margin, which increased 200 basis points,” commented Phil Heasley, President and CEO, ACI Worldwide. “We are off to a strong start in 2018, and with an investment cycle largely completed and a bookings pipeline larger than ever, we look forward to continued growth in 2018 and beyond.”

FULL YEAR 2017 FINANCIAL SUMMARY

Full year new bookings of $619 million and total bookings of $1.093 billion were down from last year due in part to contract signing delays into early 2018. We ended the year with a 60-month backlog of $4.1 billion and a 12-month backlog of $825 million.

Excluding the impact of foreign currency movements, our 60-month backlog grew $16 million and our 12-month backlog decreased $10 million versus Q3 2017.

Full year GAAP revenue was $1.024 billion, up $18 million, over 2016. Excluding the impact of foreign currency fluctuations and the CFS divestiture, full year revenue grew 3%. ACI’s On Premise segment revenue grew 1% to $598 million and now represents 58% of total revenue. ACI’s On Demand segment revenue grew 7% to $426 million and now represents 42% of total revenue.

Full year 2017 net income was reduced by higher income tax expense resulting from the enactment of the Tax Cuts and Jobs Act (the “2017 Tax Act”) related to the write-down of net deferred tax assets and the tax charge related to unremitted foreign earnings. The enactment of the 2017 Tax Act is not expected to have an impact on cash taxes as we expect to utilize foreign tax credits to cover any cash tax repatriation obligations.

Net income in 2017 was $5 million, or $0.04 per diluted share, versus net income of $130 million, or $1.09 per diluted share in 2016. Adjusting for the CFS divestiture, the previously disclosed legal judgment, the enactment of the 2017 Tax Act, and other significant transaction related expenses, adjusted net income grew 65%, to $81 million, or $0.68 per diluted share, from $49 million, or $0.41 per diluted share.

Adjusted EBITDA was $262 million, up 9% from $241 million in 2016. After adjusting for pass through interchange revenues of $163 million and $144 million in 2017 and 2016, respectively, net adjusted EBITDA margin was 30% in 2017 versus 28% in 2016.

Cash flow from operating activities in 2017 was $146 million, up 46% from $100 million in 2016. 2017 adjusted operating free cash flow (OFCF) was up 80% from $72 million in 2016.

As of December 31, 2017, we had $70 million in cash on hand and a debt balance of $696 million, down $57 million from $753 million at year end 2016. As of February 22, 2018, we repurchased 3 million shares for $68 million at an average price of $22.83 per share. Following our increased authorization, we have $200 million available to repurchase ACIW shares.

2018 GUIDANCE

Effective January 1, 2018, the Company adopted Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (“ASC 606”), which supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition (“ASC 605”). The Company expects the adoption of ASC 606 to impact the timing and amount of revenue recognition for its on-premise licensing arrangements. The Company does not expect the adoption of ASC 606 to have a significant impact on its other revenue streams or cash flows from operations. The Company has provided its full-year and first quarter outlook under both ASC 606 and ASC 605 in order to provide additional transparency. The Company will continue to provide actual results under both ASC 606 and ASC 605 throughout 2018.

For the full year 2018, the Company expects revenue under ASC 605 to be between $1.05 billion and $1.075 billion, which represents 3-5% growth over 2017 on a comparable GAAP basis. Adjusted EBITDA is expected to be in a range of $270 million to $285 million, which excludes approximately $5-7 million in significant transaction related expenses. We expect to generate between $210 million and $220 million of revenue in the first quarter. We expect full year 2018 new bookings to grow in the low double digits.

For the full year 2018, the Company expects revenue under ASC 606 to be between $1.03 billion and $1.055 billion and adjusted EBITDA to be in a range of $255 million to $270 million, which excludes approximately $5-7 million in significant transaction related expenses. We expect to generate between $200 million and $210 million of revenue in the first quarter.

In addition to our 2018 guidance, we are providing a longer-term EBITDA outlook. 2019 adjusted EBITDA is targeted to be in a range of $300 million to $315 million and 2020 adjusted EBITDA is targeted to be in a range of $335 million to $350 million.

CONFERENCE CALL TO DISCUSS FINANCIAL RESULTS AND OUTLOOK

Management will host a conference call at 8:30 am ET to discuss these results as well as 2018 guidance. Interested persons may access a real-time audio broadcast of the teleconference at http://investor.aciworldwide.com/ or use the following numbers for dial-in participation: US/Canada: (866) 914-7436, international: +1 (817) 385-9117. Please provide your name, the conference name ACI Worldwide, Inc. and conference code 5696244. There will be a replay of the call available for two weeks on (855) 859-2056 for US/Canada callers and +1 (404) 537-3406 for international participants.

About ACI Worldwide

ACI Worldwide, the Universal Payments (UP) company, powers electronic payments for more than 5,100 organizations around the world. More than 1,000 of the largest financial institutions and intermediaries as well as thousands of global merchants rely on ACI to execute $14 trillion each day in payments and securities. In addition, myriad organizations utilize our electronic bill presentment and payment services. Through our comprehensive suite of software and SaaS-based solutions, we deliver real-time, immediate payments capabilities and enable the industry’s most complete omni-channel payments experience. To learn more about ACI, please visit www.aciworldwide.com. You can also find us on Twitter @ACI_Worldwide.

© Copyright ACI Worldwide, Inc. 2018.

For more information contact:

John Kraft, Vice President, Investor Relations & Strategic Analysis

ACI Worldwide

239-403-4627

john.kraft@aciworldwide.com

To supplement our financial results presented on a GAAP basis, we use the non-GAAP measures indicated in the tables, which exclude certain business combination accounting entries, significant transaction-related expenses, as well as other significant non-cash expenses such as depreciation, amortization and stock-based compensation, that we believe are helpful in understanding our past financial performance and our future results. The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and are not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way to view aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Certain non-GAAP measures include:

•	Adjusted EBITDA: net income plus income tax expense (benefit), net interest income (expense), net other income (expense), depreciation, amortization and stock-based compensation, as well as revenue that would have been recognized in the normal course of business if not for GAAP purchase accounting requirements and significant transaction-related expenses. Adjusted EBITDA should be considered in addition to, rather than as a substitute for, net income.

ACI is also presenting adjusted operating free cash flow, which is defined as net cash provided by operating activities, net after-tax payments associated with significant transaction-related expenses, and less capital expenditures plus European data center and cybersecurity capital expenditures. Adjusted operating free cash flow is considered a non-GAAP financial measure as defined by SEC Regulation G. We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize adjusted operating free cash flow as a further indicator of operating performance and for planning investing activities. Adjusted operating free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities. A limitation of adjusted operating free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. This measure also does not exclude mandatory debt service obligations and, therefore, does not represent the residual cash flow available for discretionary expenditures. We believe that operating free cash flow is useful to investors to provide disclosures of our operating results on the same basis as that used by our management.

ACI also includes backlog estimates, which include all license, maintenance, and services specified in executed contracts, as well as revenues from assumed contract renewals to the extent that we believe recognition of the related revenue will occur within the corresponding backlog period. We have historically included assumed renewals in backlog estimates based upon automatic renewal provisions in the executed contract and our historic experience with customer renewal rates.

Backlog is considered a non-GAAP financial measure as defined by SEC Regulation G. Our 60-month backlog estimate represents expected revenues from existing customers using the following key assumptions:

•	Maintenance fees are assumed to exist for the duration of the license term for those contracts in which the committed maintenance term is less than the committed license term.

•	License, facilities management, and software hosting arrangements are assumed to renew at the end of their committed term at a rate consistent with our historical experiences.

•	Non-recurring license arrangements are assumed to renew as recurring revenue streams.

•	Foreign currency exchange rates are assumed to remain constant over the 60-month backlog period for those contracts stated in currencies other than the U.S. dollar.

•	Our pricing policies and practices are assumed to remain constant over the 60-month backlog period.

Estimates of future financial results are inherently unreliable. Our backlog estimates require substantial judgment and are based on a number of assumptions as described above. These assumptions may turn out to be inaccurate or wrong, including, but not limited to, reasons outside of management’s control. For example, our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including mergers, changes in their financial condition, or general changes in economic conditions in the customer’s industry or geographic location, or we may experience delays in the development or delivery of products or services specified in customer contracts which may cause the actual renewal rates and amounts to differ from historical experiences. Changes in foreign currency exchange rates may also impact the amount of revenue actually recognized in future periods. Accordingly, there can be no assurance that contracts included in backlog estimates will actually generate the specified revenues or that the actual revenues will be generated within the corresponding 60-month period.

Backlog should be considered in addition to, rather than as a substitute for, reported revenue and deferred revenue.

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements in this press release include, but are not limited to, statements regarding: (i) expectations that we are off to a strong start in 2018; (ii) expectations that our investment cycle is largely completed; (iii) expectations regarding our bookings pipeline; (iv) expectations that our investment cycle is largely completed and that our bookings pipeline is larger than ever; (v) expectations that growth will continue in 2018 and beyond; (vi) expectations regarding revenue, adjusted EBITDA, and new bookings growth in 2018; (vii) expectations regarding revenue in the first quarter of 2018; (viii) expectations regarding the impact of ASC 605, ASC 606 and the 2017 Tax Cuts and Jobs Act; and (ix) expectations regarding our 2019 and 2020 EBITDA outlook.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. Such factors include, but are not limited to, increased competition, the success of our Universal Payments strategy, demand for our products, restrictions and other financial covenants in our credit facility, consolidations and failures in the financial services industry, customer reluctance to switch to a new vendor, the accuracy of management’s backlog estimates, the maturity of certain products, our strategy to migrate customers to our next generation products, ratable or deferred recognition of certain revenue associated with customer migrations and the maturity of certain of our products, failure to obtain renewals of customer contracts or to obtain such renewals on favorable terms, delay or cancellation of customer projects or inaccurate project completion estimates, volatility and disruption of the capital and credit markets and adverse changes in the global economy, our existing levels of debt, impairment of our goodwill or intangible assets, litigation, future acquisitions, strategic partnerships and investments, risks related to the expected benefits to be achieved through acquisitions, the complexity of our products and services and the risk that they may contain hidden defects or be subjected to security breaches or viruses, compliance of our products with applicable legislation, governmental regulations and industry standards, our ability to protect customer information from security breaches or attacks, our compliance with privacy regulations, the protection of our intellectual property in intellectual property litigation, exposure to credit or operating risks arising from certain payment funding methods, the cyclical nature of our revenue and earnings and the accuracy of forecasts due to the concentration of revenue-generating activity during the final weeks of each quarter, business interruptions or failure of our information technology and communication systems, our offshore software development activities, risks from operating internationally, including fluctuations in currency exchange rates, exposure to unknown tax liabilities, volatility in our stock price, and potential claims associated with our sale and transition of our CFS assets and liabilities. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited and in thousands)

	December 31,	December 31,
	2017	2016
ASSETS
Current assets
Cash and cash equivalents	$69,710	$75,753
Receivables, net of allowances of $4,799 and $3,873, respectively	262,845	268,162
Recoverable income taxes	7,921	4,614
Prepaid expenses	23,219	25,884
Other current assets	58,126	33,578

Total current assets	421,821	407,991

Noncurrent assets
Property and equipment, net	80,228	78,950
Software, net	155,386	185,496
Goodwill	909,691	909,691
Intangible assets, net	191,281	203,634
Deferred income taxes, net	66,749	77,479
Other noncurrent assets	36,483	39,054

TOTAL ASSETS	$1,861,639	$1,902,295

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$34,718	$42,873
Employee compensation	48,933	47,804
Current portion of long-term debt	17,786	90,323
Deferred revenue	107,543	105,191
Income taxes payable	9,898	11,334
Other current liabilities	102,904	78,841

Total current liabilities	321,782	376,366

Noncurrent liabilities
Deferred revenue	51,967	49,863
Long-term debt	667,943	653,595
Deferred income taxes, net	16,910	26,349
Other noncurrent liabilities	38,440	41,205

Total liabilities	1,097,042	1,147,378

Commitments and contingencies

Stockholders’ equity
Preferred stock	—	—
Common stock	702	702
Additional paid-in capital	610,345	600,344
Retained earnings	550,866	545,731

Treasury stock	(319,960)	(297,760)
Accumulated other comprehensive loss	(77,356)	(94,100)

Total stockholders’ equity	764,597	754,917

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,861,639	$1,902,295

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited and in thousands, except per share amounts)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2017	2016	2017	2016
Revenues
Software as a service and platform as a service	$112,895	$101,119	$425,572	$411,289
License	129,546	159,277	293,124	273,466
Maintenance	55,242	58,072	222,071	233,476
Services	28,712	24,262	83,424	87,470

Total revenues	326,395	342,730	1,024,191	1,005,701

Operating expenses
Cost of revenue (1)	115,993	110,829	452,286	444,914
Research and development	30,732	37,665	136,921	169,900
Selling and marketing	26,695	29,421	107,885	118,082
General and administrative	22,700	21,639	153,032	113,617
Gain on sale of CFS assets	—	—	—	(151,463)
Depreciation and amortization	22,238	22,833	89,427	89,521

Total operating expenses	218,358	222,387	939,551	784,571

Operating income	108,037	120,343	84,640	221,130

Other income (expense)
Interest expense	(8,815)	(10,217)	(39,013)	(40,184)
Interest income	143	114	564	530
Other, net	(443)	(378)	(2,619)	4,105

Total other income (expense)	(9,115)	(10,481)	(41,068)	(35,549)

Income before income taxes	98,922	109,862	43,572	185,581
Income tax expense	65,758	43,171	38,437	56,046

Net income	$33,164	$66,691	$5,135	$129,535

Earnings per common share
Basic	$0.28	$0.57	$0.04	$1.10
Diluted	$0.28	$0.56	$0.04	$1.09

Weighted average common shares outstanding
Basic	118,315	117,316	118,059	117,533
Diluted	119,727	118,477	119,444	118,847

(1)	The cost of software license fees excludes charges for depreciation but includes amortization of purchased and developed software for resale. The cost of maintenance, services and hosting fees excludes charges for depreciation.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in thousands)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2017	2016	2017	2016
Cash flows from operating activities:
Net income	$33,164	$66,691	$5,135	$129,535
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	6,213	6,454	24,871	22,584
Amortization	19,239	21,162	77,353	80,870
Amortization of deferred debt issuance costs	749	1,369	4,286	5,567
Deferred income taxes	59,367	19,263	21,660	17,702
Stock-based compensation expense (benefit)	(9,041)	9,801	13,683	43,613
Gain on sale of CFS assets	—	—	—	(151,463)
Other	(659)	1,213	435	806
Changes in operating assets and liabilities, net of impact of acquisitions:

Receivables	(88,641)	(111,244)	(8,243)	(76,460)
Accounts payable	9,910	1,978	(1,700)	(13,920)
Accrued employee compensation	1,150	(200)	94	18,060
Current income taxes	5,934	8,819	(4,227)	14,510
Deferred revenue	1,687	(648)	439	3,015
Other current and noncurrent assets and liabilities	22,053	10,316	12,411	5,411

Net cash flows from operating activities	61,125	34,974	146,197	99,830

Cash flows from investing activities:
Purchases of property and equipment	(7,151)	(6,383)	(25,717)	(40,812)
Purchases of software and distribution rights	(7,369)	(3,057)	(28,697)	(22,268)
Proceeds from sale of CFS assets	—	—	—	199,481
Acquisition of businesses, net of cash acquired	—	232	—	232
Other	—	—	—	(7,000)

Net cash flows from investing activities	(14,520)	(9,208)	(54,414)	129,633

Cash flows from financing activities:
Proceeds from issuance of common stock	773	592	2,958	2,987
Proceeds from exercises of stock options	3,588	576	13,872	9,325
Repurchases of common stock	(37,387)	—	(37,387)	(60,089)
Repurchase of restricted stock and performance shares for tax withholdings	—	—	(5,311)	(2,975)
Proceeds from revolving credit facility	25,000	24,000	67,000	76,000
Proceeds from term portion of credit agreement	—	—	415,000	—
Repayments of revolving credit facility	(27,000)	—	(153,000)	(166,000)
Repayments of term portion of credit agreement	(5,188)	(23,823)	(386,040)	(95,293)
Payments on other debt and capital leases	(614)	(838)	(9,900)	(14,376)
Payment for debt issuance costs	—	(285)	(5,340)	(655)

Net cash flows from financing activities	(40,828)	222	(98,148)	(251,076)

Effect of exchange rate fluctuations on cash	(3,997)	(1,147)	322	(4,873)

Net increase (decrease) in cash and cash equivalents	1,780	24,841	(6,043)	(26,486)
Cash and cash equivalents, beginning of period	67,930	50,912	75,753	102,239

Cash and cash equivalents, end of period	$69,710	$75,753	$69,710	$75,753

ACI Worldwide, Inc.

Reconciliation of Selected GAAP Measures to Non-GAAP Measures

(unaudited and in millions, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
Adjusted EBITDA (millions)	2017	2016	2017	2016
Net income	$33.2	$66.7	$5.1	$129.5
Plus:
Income tax expense	28.9	43.2	1.5	56.0
Tax reform transition tax	20.9	—	20.9	—
Tax reform revaluation of deferred tax balances	16.0	—	16.0	—
Net interest expense	8.7	10.1	38.4	39.6
Net other expense (income)	0.4	0.3	2.6	(4.1)
Depreciation expense	6.2	6.5	24.9	22.6
Amortization expense	19.2	21.2	77.4	80.9
Non-cash compensation expense	(9.0)	9.8	13.7	43.6

Adjusted EBITDA before significant transaction related expenses	$124.5	$157.8	$200.5	$368.1
Legal judgment	—	—	46.7	—
Adjustment to gain on sale of CFS assets	—	—	—	(151.5)
Significant transaction related expenses	5.3	1.7	14.7	20.5

Adjusted EBITDA	$129.8	$159.5	$261.9	$237.1

	Quarter Ended December 31,		Year Ended December 31,
Adjusted EBITDA excluding CFS impact (millions)	2017	2016	2017	2016
Total Adjusted EBITDA	$129.8	$159.5	$261.9	$237.1
CFS Adjusted EBITDA	—	—	—	(1.2)
Retained indirect costs during TSA period	—	—	—	4.9

Total Adjusted EBITDA excluding CFS impact	$129.8	$159.5	$261.9	$240.8

	Quarter Ended December 31,		Year Ended December 31,
Reconciliation of Adjusted Operating Free Cash Flow (millions)	2017	2016	2017	2016
Net cash flows provided by operating activities	$61.1	$35.0	$146.2	$99.8
Net after-tax payments associated with significant transaction related expenses	0.9	1.7	7.6	11.9
Net after-tax payments associated with legal judgment	—	—	30.4	—
Less capital expenditures	(14.5)	(9.4)	(54.4)	(63.1)
Plus capital expenditures for European datacenter and cyber security	—	3.9	—	23.4

Adjusted Operating Free Cash Flow	$47.5	$31.2	$129.8	$72.0

	Quarter Ended December 31,
	2017		2016
EPS impact of non-cash and significant transaction related items (millions)	EPS Impact	$ in Millions (Net of Tax)	EPS Impact	$ in Millions (Net of Tax)
GAAP net income	$0.28	$33.2	$0.56	$66.7
Plus:
Tax reform	0.31	36.9	—	—
Significant transaction related expenses	0.03	3.4	0.01	1.1

Total	$0.34	$40.3	$0.01	$1.1

Diluted EPS adjusted for significant transaction related items	$0.62	$73.5	$0.57	$67.8

Amortization of acquisition-related intangibles	0.03	3.2	0.03	3.2
Amortization of acquisition-related software	0.04	4.9	0.05	5.7
Non-cash equity-based compensation	(0.05)	(5.7)	0.05	6.1

Total	$0.02	$2.4	$0.13	$15.0

Diluted EPS adjusted for non-cash and significant transaction related items	$0.64	$75.9	$0.70	$82.8

	Year Ended December 31,
	2017		2016
EPS impact of non-cash and significant transaction related items (millions)	EPS Impact	$ in Millions (Net of Tax)	EPS Impact	$ in Millions (Net of Tax)
GAAP net income	$0.04	$5.1	$1.09	$129.5
Plus:
Tax reform	0.31	36.9	—	—
Legal judgment	0.25	29.3	—	—
Gain on sale of CFS assets	—	—	(0.79)	(93.4)
Significant transaction related expenses	0.08	9.7	0.11	13.1

Total	$0.64	$75.9	$(0.68)	$(80.3)

Diluted EPS adjusted for significant transaction related items	$0.68	$81.0	$0.41	$49.2

Amortization of acquisition-related intangibles	0.11	12.6	0.12	13.8
Amortization of acquisition-related software	0.16	19.0	0.12	14.8
Non-cash equity-based compensation	0.07	8.6	0.23	27.3

Total	$0.34	$40.2	$0.47	$55.9

Diluted EPS adjusted for non-cash and significant transaction related items	$1.02	$121.2	$0.88	$105.1